Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lordstown Motors Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-250045) on Form S-1 and the registration statement (No. 333-251771) on Form S-8 of Lordstown Motors Corp. of our report dated March 24, 2021, with respect to the consolidated balance sheet of Lordstown Motors Corp. as of December 31, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Lordstown Motors Corp.

/s/ KPMG LLP

New York, New York
March 24, 2021